Exhibit 99.1

BIO-key International Enters Into Agreement to Sell Law Enforcement Division to Interact Public Safety Systems for $11 Million

Company plans to redeem all outstanding preferred shares and focus on rapidly growing Biometric and Identity Management Business

WALL, N.J., Aug. 13 /PRNewswire-FirstCall/ — BIO-key International, Inc. (OTC Bulletin Board: BKYI - News), a leader in wireless public safety and finger-based biometric identification solutions, today announced it has entered into an Asset Purchase Agreement to sell its Law Enforcement Division to InterAct911 Mobile Systems, Inc. an affiliate of privately held InterAct Public Safety Systems for $11 million. The sale, which is subject to customary closing conditions, including BIO-key shareholder approval, will allow BIO-key to take advantage of the rapidly growing biometric and identity management market by focusing on its biometric solutions.

“We see enormous potential emerging in the biometrics market. Our relationships with premier partners and customers like Sagem, McKesson, Radiant Systems, ATT, Lexis-Nexus, blood banks and international resellers make us well positioned for growth”, said Mike DePasquale, BIO-key’s CEO. “The industry is waiting for decisions from two of the largest and most prominent biometric opportunities in the world and the winner of one or both of these Federal projects will gain international credibility and technological validation. We believe our leadership VST® finger biometric software combined with our technology partner’s solutions has us well positioned in these opportunities. Beyond that, we are confident that we can compete and win large scale biometric projects on a global basis as well providing robust physical and cyber security solutions.”

The market need for security and identity management solutions that can’t be lost, forgotten or stolen is beginning to grow rapidly. The most recent report issued by the International Biometrics Group projects that annual biometric industry revenues will grow from $3.4 Billion in 2009 to $9.4 Billion by 2014.

DePasquale added, “This sale gives us the opportunity to become a leading, growing and profitable biometric company by focusing all our resources and investments in the high-growth, high-margin biometrics market with a net debt-free balance sheet at closing and adequate cash capability to invest in marketing our biometric capabilities.”

BIO-key’s products have long been part of the InterAct Public Safety System’s Connections Framework, a collection of seamlessly integrated products that vastly improve the efficiency of emergency response operations, such as CAD, Geographic Information Systems (GIS), Records Management Systems (RMS), and Next Generation 9-1-1 phone controllers.

“As a result of this acquisition, we have the unique opportunity to deliver the most advanced mobile law enforcement solution to ever hit the market, and to introduce a new population of customers to the advantages inherent in the InterAct Connections Framework,” said InterAct Public Safety Systems Executive Chairman and CEO Andrew J. “Flip” Filipowski, a highly regarded and successful high-tech entrepreneur, philanthropist, and industry visionary. (Flip founded and grew PLATINUM Technology into the 8th largest software company and sold it to Computer Associates for $4 billion.). “Looking ahead, we will build on the best attributes of both mobile product suites to give first responders the most advanced resources with which they can protect their communities.”

Total consideration for this transaction is $11 million, including $7 million in cash at closing and a $4 million guaranteed secured note issued by the buyer. The buyer will also be given warrants to purchase up to 8 million shares of BIO-key common stock at 30 cents per share.

When the transaction closes the company expects that all its preferred stock will be redeemed and its balance sheet will be net debt-free with a capital structure that is made up of only common stock.

Kaufman Bros., L.P. acted as exclusive financial advisor to BIO-key in connection with the transaction.

About BIO-key International, Inc.

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers. BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft. Over 1,000 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement. (http://www.bio-key.com)

About InterAct Public Safety

Founded in 1975, InterAct Public Safety Systems, provides integrated multi-agency, multi-jurisdictional public safety and homeland security systems technology. The InterAct Connections Framework(TM) is the foundation upon which customized comprehensive public safety solutions are built and presently used by more than 2,000 government agencies and private enterprises globally. The Company’s advanced Next Generation telephony, computer aided dispatch/mapping, mobile data sharing, and records management systems deliver emergency responders the vital information they need to protect their communities. InterAct is an ISO 9001:2000 certified company and all applications are available for purchase on GSA contract. For more information, please visit www.interact911.com.

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, the implementation of our strategic repositioning, our ability to exploit fully the value of our technology and our strategic partnerships and alliances, our ability to obtain shareholder approval of this transaction and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2009 by BIO-key International, Inc.

Contact:

Charles Yanak

BIO-key International, Inc.

732-359-1113

bud.yanak@bio-key.com